Exhibit 99.1

Physicians Formula Holdings, Inc. Announces First Quarter Results

AZUSA, CA (May 8, 2007) – Physicians Formula Holdings, Inc. (NASDAQ: FACE) (“Physicians Formula” or the “Company”) today announced financial results for the first quarter ended March 31, 2007.

First Quarter 2007 Compared to First Quarter 2006:

•                  Net sales increased 29% to $35.7 million from $27.7 million.

•                  Net income per diluted common share was $0.30, and includes $0.03 per share of non-cash compensation expense after tax and $0.01 per share of secondary offering costs after tax. Excluding these items, adjusted net income per diluted common share would have been $0.34 for the first quarter of 2007.

“We are very pleased with our results for the first quarter.  The stronger than expected sales and earnings are a direct result of a successful sell-in period for existing and new product offerings, particularly in our Mineral Wear® line,” stated Ingrid Jackel, Chief Executive Officer of Physicians Formula.  “We achieved 26% growth in retail sales in the Face category and 11% growth in retail sales in the Eye category for the 52 weeks ended March 24, 2007, as reported by ACNielsen.”

Ms. Jackel continued, “The increase in our overall market share of retail sales to 7.3% of the masstige market is an indication that our problem-solution based products are providing our customers with solutions to specific needs that many women of all ages and ethnicities have.”

“Our improved net income during the quarter reflects strong net sales growth, a 120 basis point increase in gross margins due primarily to improved inventory management, and reduced interest expense resulting from the debt refinancing we undertook in connection with our initial public offering in November 2006,” commented Joseph Jaeger, Chief Financial Officer.

Secondary Equity Offering

On April 25, 2007, the Company completed a secondary offering of 5,049,650 shares of its common stock by certain selling stockholders.  The Company did not receive any proceeds from the sale of the shares but agreed to pay the expenses of the offering, which resulted in a $0.01 per share impact on net income per diluted common share for the first quarter of 2007 and is expected to result in a cumulative $0.04 per share impact on net income per diluted common share for 2007.

Outlook

The Company currently anticipates net sales for the second quarter of 2007 will be in the range of approximately $24.5 million to $25.5 million, an increase of approximately 6% to 10% over the same period a year ago.  Net loss per diluted common share for the second quarter of 2007 is expected to be in the range of $(0.04) to $(0.01) on approximately 14.5 million diluted common shares.  The net loss per diluted common share outlook includes an estimated non-cash charge for stock-based compensation after tax of approximately $0.02 per share, as well as one-time secondary equity offering costs after tax of approximately $0.04 per share. Excluding these items, the estimated adjusted net income per diluted common share outlook would be in the range of $0.02 to $0.05 per share for the second quarter of 2007.

The Company is maintaining its net sales estimate and net income per diluted common share estimate (reduced by $0.05 per share to reflect the expenses of the secondary equity offering paid by the Company) for the fiscal year ending December 31, 2007. Net sales are expected to be in the range of approximately $113 million to $116 million, an increase of approximately 19% to 22% over the same period a year ago.  Net income per diluted common share for 2007 is expected to be in the range of $0.67 to $0.72 on approximately 14.5 million diluted common shares. The net income per diluted common share outlook includes an estimated non-cash charge for stock-based compensation after tax of approximately $0.10 per diluted common share, as well as the one-time secondary equity offering costs after tax of approximately $0.05 per diluted common share. Excluding these items, the estimated adjusted net income per diluted common share outlook would be in the range of $0.82 to $0.87 per share for 2007.

U.S. Market Share Data ($ Share)

The Company defines the masstige market as products sold in the mass market channel under the following premium-priced brands: Physicians Formula, Almay, L’Oreal, Max Factor, Neutrogena, Revlon and Vital Radiance.  The following table sets forth the approximate market share, based on retail sales, of the Company’s products in total and for selected categories within the masstige market, as the Company defines it, based on ACNielsen(1) data for the 52 weeks ended March 24, 2007.

	52 Weeks Ended March 24, 2007
	Masstige ($ Share)	% Change vs. Prior Year ($ Share)
Total Company	7.3%	22%
Face	13.3%	26%
Eye	5.3%	11%

(1)                                  ACNielsen is an independent research entity.  ACNielsen data does not include Wal-Mart, which is the Company’s largest customer.

Non-GAAP Financial Measures

Physicians Formula presents net income per diluted common share on an adjusted basis to exclude the impact of non-cash charges associated with stock-based compensation expense and certain one-time charges incurred in connection with its secondary equity offering.  This presentation is not in accordance with generally accepted accounting principles in the United States (“GAAP”).  The items that are excluded from adjusted net income per diluted common share are: a non-cash charge for stock-based compensation and one-time charges incurred in connection with the Company’s secondary equity offering.  For purposes of adjusted net income per diluted common share, the adjusted pre-tax result is adjusted for a provision for income taxes at an assumed tax rate of 40%.  The Company presents adjusted net income per diluted common share because the Company believes that adjusted net income per diluted common share can facilitate a comparison of the Company’s current results with the Company’s historical results and provide useful information to investors on the Company’s profitability without regard to certain one-time items and certain non-cash items which do not directly affect the Company’s operating performance.  The Company also believes that it is useful to investors to provide disclosure of the Company’s results on the same basis as that used by its management.

Adjusted net income per diluted common share has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of the Company’s results as reported under GAAP.  Because of these limitations, adjusted net income per diluted common share should not be considered as a replacement for net income (loss) per diluted common share on a GAAP basis.  The Company compensates for these limitations by relying primarily on its GAAP results and using adjusted net income per diluted common share only supplementally.

A reconciliation of net income per diluted common share to adjusted net income per diluted common share in accordance with GAAP is presented below:

Three Months Ended
March 31, 2007

Net Income per Diluted Common Share	$0.30
Adjustments to Net Income per Diluted Common Share:
Secondary Offering Expense, net of tax effect	0.01
Stock-Based Compensation Expense, net of tax effect	0.03
Adjusted Net Income per Diluted Common Share	$0.34

Reconciliations of net (loss) income per diluted common share outlook to adjusted net income per diluted common share outlook in accordance with GAAP are presented below:

	Outlook for	Outlook for
	Three Months Ended	Year Ended
	June 30, 2007	December 31, 2007

Net (Loss) Income per Diluted Common Share	$(0.04) - (0.01)	$0.67 - 0.72
Adjustments to Net (Loss) Income per Diluted Common Share:
Secondary Offering Expense, net of tax effect	0.04	0.05
Stock-Based Compensation Expense, net of tax effect	0.02	0.10
Adjusted Net Income per Diluted Common Share	$0.02 - 0.05	$0.82 - 0.87

Conference Call

The conference call is scheduled to begin at 2:00 pm Pacific Time on Tuesday, May 8, 2007.  Participants may access the call by dialing 800-817-4887 (domestic) or 913-981-4913 (international).  In addition, the call will be webcast via the Company’s Web site at www.physiciansformula.com, Investor Relations, where it will also be archived.  A telephone replay will be available through Tuesday, May 22, 2007.  To access the replay, please dial 888-203-1112 (domestic) or 719-457-0820 (international), passcode 5840657.

About Physicians Formula Holdings, Inc.

Physicians Formula is one of the fastest growing cosmetics companies operating in the mass market prestige, or “masstige”, market. Under its Physicians Formula brand name, created in 1937, the Company develops, markets and distributes innovative, premium-priced products for the mass market channel.  Physicians Formula differentiates itself by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends.  Currently, Physicians Formula products are sold in over 26,000 stores throughout the U.S. including stores operated by Wal-Mart, Target, CVS, Walgreens and Albertsons.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, forward-looking statements can be identified by words such as “anticipates,” “estimates”, “expects,” “believes,” “plans,” “predicts,” and similar terms.  These forward-looking statements are based on current expectations, estimates and projections about the Company’s business and its industry, based on management’s beliefs and assumptions.  Forward-looking statements are not guarantees of future performance and the Company’s actual results may differ significantly from the results discussed in the forward-looking statements.  Factors that might cause such differences include, but are not limited to: the demand for the Company’s products; the Company’s ability to expand its product offerings; the competitive environment in the Company’s business; the Company’s operations and ability to achieve cost savings; the effect of technological and regulatory changes; the

Company’s cash needs and financial performance; changes in general economic or market conditions; and other factors discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December, 31, 2006, filed March 16, 2007, and available at www.physiciansformula.com and the SEC’s website at www.sec.gov.  You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.  Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

PHYSICIANS FORMULA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars in thousands, except per share data)

	Three Months Ended March 31,
	2007	2006

NET SALES	$35,723	$27,689
COST OF SALES	15,102	12,039

GROSS PROFIT	20,621	15,650
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	13,110	9,950

INCOME FROM OPERATIONS	7,511	5,700
INTEREST EXPENSE	404	1,771
OTHER INCOME	(5)	(22)

INCOME BEFORE INCOME TAXES	7,112	3,951
PROVISION FOR INCOME TAXES	2,810	1,536

NET INCOME	$4,302	$2,415

NET INCOME PER COMMON SHARE:
Basic	$0.31	$0.23
Diluted	$0.30	$0.21

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING:
Basic	13,866,389	10,352,892
Diluted	14,537,147	11,531,629

PHYSICIANS FORMULA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(dollars in thousands, except share data)

	March 31,	December 31,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21	$26
Accounts receivable, net of allowance for bad debts of $364 and $348	29,009	26,654
Inventories	21,197	23,472
Prepaid expenses and other current assets	1,601	1,775
Deferred income taxes—net	5,958	5,139
Total current assets	57,786	57,066

PROPERTY AND EQUIPMENT—Net	2,775	2,506
OTHER ASSETS—Net	1,093	968
INTANGIBLE ASSETS—Net	55,870	56,311
GOODWILL	17,463	17,463

TOTAL	$134,987	$134,314

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$10,468	$12,670
Accrued expenses	1,513	1,915
Trade allowances	3,791	3,479
Sales returns reserve	10,462	9,440
Income taxes payable	3,656	378
Line of credit borrowings	2,262	7,522
Current portion of long-term debt	2,250	2,063

Total current liabilities	34,402	37,467

DEFERRED COMPENSATION	753	721
DEFERRED INCOME TAXES-Net	21,123	21,617
LONG-TERM DEBT	12,375	12,937

COMMITMENTS AND CONTINGENCIES STOCKHOLDERS’ EQUITY:

Series A preferred stock, $.01 par value—10,000,000 shares authorized, 0 and 0 shares issued and outstanding	—	—
Common stock, $.01 par value—50,000,000 shares authorized, 13,927,055 and 13,843,056 shares issued and outstanding	139	138
Additional paid-in capital	57,506	57,047
Retained earnings	8,689	4,387

Total stockholders’ equity	66,334	61,572

TOTAL	$134,987	$134,314

(FACE/F)

Contact:	John Mills / Anne Rakunas
Integrated Corporate Relations, Inc.
(310) 954-1100